Exhibit 99

Marriott International’s Dave Grissen to Retire

Company Announces New North American and International Leadership

Bethesda, MD, May 11, 2020 – Marriott International, Inc. (NASDAQ: MAR) today announced that long-time senior executive Dave Grissen has decided to step down from his position as Group President, the Americas, towards the end of 2020 and retire from Marriott in the first quarter of 2021, after 36 years with the company. Mr. Grissen, who has been leading the company’s Americas business for the past eleven years, oversees all of the Americas’ lodging business comprising more than 5,640 properties and a work force of 160,000 people.

“It’s hard for me to picture a Marriott without Dave Grissen, someone who has been such an integral part of this company for so long,” said Arne Sorenson, President and Chief Executive Officer, Marriott International. “Dave is the consummate strategist with the mind of an operator. He is as equally skilled at driving successful implementation as he is at looking over the horizon to identify that next, new idea. Perhaps his most important legacy is the work he has done to champion leadership training and the impact that had developing new leaders and driving performance at our hotels across the region. We will certainly miss Dave, but I know that the next phase of his life will be as dynamic and meaningful as his extraordinary tenure here at Marriott.”

Mr. Grissen leads all aspects of the company’s biggest region, the Americas, which generates over two-thirds of the company’s fee revenues. Under Mr. Grissen’s leadership, Marriott’s Americas organization has grown from 2,928 hotels to 5,640 properties today, with another 1,800 hotels in the pipeline. Mr. Grissen also has global responsibility for one of the company’s most acclaimed luxury brands, EDITION. Mr. Grissen started with the company as a division controller and has held a number of positions during his tenure with Marriott including: Senior Vice President of Finance and Business Development; Senior Vice President of the Mid-Atlantic Region; Executive Vice President of the Eastern Region; President of the Americas; and, Group President with responsibility for the Americas division and company-wide areas such as Global Operations.

“Dave and I started talking about his potential retirement last year, and we knew we would need time to prepare for transition,” said Mr. Sorenson. “Dave will be fully engaged with us until he steps out of his current role, which allows us to begin the work necessary to be able to fill the void he will leave.”

New North American and International Leadership

Marriott also announced plans for the company’s lodging operations to be consolidated under two long-time Marriott leaders after Mr. Grissen steps down from his current role. Under this plan, Liam Brown will take on the role of Group President, North America and Craig S. Smith will take on the role of Group President, International.

In his new role as Group President, International, Mr. Smith will oversee all non-North American operations for Marriott including the Asia Pacific, Europe, Middle East & Africa and Caribbean & Latin America (CALA) regions. Mr. Smith, a 32-year Marriott veteran, is currently Group President, Asia Pacific. Prior to his current role, Mr. Smith spent two and a half years leading the company’s CALA region. Mr. Smith’s experience spans work on property (he started in housekeeping), in operations and in staff roles with an international focus – 27 of his 32 years with Marriott have been spent in international markets.

Mr. Brown is currently Group President, Europe, Middle East & Africa (EMEA). A 30-year Marriott veteran, Mr. Brown has spent the majority of his career working in the U.S. Prior to taking over leadership of the EMEA region, Mr. Brown was President, Europe, and prior to that, President, Select Brands and Owner and Franchise Services, North America, and he remains well connected to the company’s North American owners. The company’s Canadian operations will remain part of the North American portfolio under Mr. Brown.

“The changes we are making will help define a new era for our organization – one that will accelerate our global aspirations,” said Mr. Sorenson. “We are lucky to have such a deep executive bench to draw from – both Craig and Liam are superbly talented and will bring tremendous experience to these roles.”

In addition, the company is announcing that in consultation with its Board of Directors, Mr. J.W. Marriott, Jr. plans to transition to the role of Chairman Emeritus in 2022. In anticipation of that event, the company expects that Mr. David Marriott, currently President, U.S. Full Service, Managed by Marriott, will join the company’s Board of Directors in 2021. Mr. David Marriott, who leads the team responsible for more than 320 full service managed hotels in the U.S., started in the company as a teenager washing dishes and has built his career in regional operations and sales. Should Mr. David Marriott join the Board, the company expects he will step down as an executive of the company at that time, in anticipation of assuming the position of Chairman of the Board.

“David is well-suited to join our Board and I know he will bring not only his operations and sales experience but also his deep understanding of Marriott’s culture to Board-level conversation and decision-making,” said Mr. Sorenson.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

All statements in this press release are made as of May 11, 2020. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to expected leadership changes, changes to the composition of our Board of Directors, our pipeline of new hotels, growth of our global operations, and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we identify in our Securities and Exchange Commission (“SEC”) filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and our Current Report on Form 8-K dated April 14, 2020.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,400 properties under 30 leading brands spanning 134 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

CONTACT:

Connie Kim

Media Relations

(301) 380-4028

connie.kim@marriott.com

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